Exhibit 10.1

EIGHTH AMENDMENT TO THE
CO-BRANDED CREDIT CARD PROGRAM AGREEMENT

This Eighth Amendment ("Amendment") is between Citibank, N.A. ("Bank") and Costco Wholesale Corporation ("Costco"), is effective as of December 1, 2021, and amends that certain Co-Branded Credit Card Program Agreement, by and between Bank and Costco, dated February 27, 2015 (the "Agreement").

Pursuant to Section 16.10 of the Agreement, the Bank and Costco agree as follows:

1. Defined Terms. All capitalized terms used but not defined in this Amendment will have the meanings ascribed to such terms in the Agreement.

2. Amendments.

a. Section 5.06 (e) shall be struck in its entirety and replaced with the following:

(e) Notwithstanding anything to the contrary in this Article 5, the Parties agree to integrate the Co-Branded Cards into Costco's digital Membership interface available via Costco's United States mobile device application. In furtherance of this goal, Costco will, for Co-Branded Cardholders, exclusively integrate the Co-Branded Cards as the payment option with the Costco membership within the Costco mobile device application initially for use at front-end points of sale inside warehouses and upon notice to Bank and as Costco may determine and implement for use in Costco Outlets for gasoline purchases or any other points of sale so long as requisite functionality testing,including but not limited to friendly user testing (FUT) has been completed. In consideration for the exclusivity described in the previous sentence, Bank agrees Bank, not Costco, will be financially responsible for fraud losses related to the use of Co-Branded Cards via the Costco mobile device application and that fraud losses associated with payment for purchases made through the Costco digital application shall be included as a Loss Expenses as defined in Section 9.07 (iii). For the avoidance of doubt, exclusivity as set forth in this paragraph shall mean that the Co-Branded Cards shall be the only payment method that can be provisioned to the Costco mobile device application. If Costco chooses to end the integration of Co-Branded Cards or chooses to end exclusivity the protection on fraud protection in this paragraph shall also end.

3. Full Force and Effect. The Agreement, as modified hereby, will remain in full force and effect and this Amendment will not be deemed to be an amendment or a waiver of any other provision of the Agreement except as expressly stated herein. All such other provisions of the Agreement will also be deemed to apply to this Amendment.

4. No Modification or Waiver; Incorporation. No modification, amendment or waiver of this Amendment will be effective or binding unless made in writing and signed by the Parties. The Parties agree that, except for those modifications expressly set forth in this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force and effect. This Amendment and the Agreement will hereafter be read and construed together as a single document, and all references to the Agreement will hereafter refer to the Agreement as amended by this Amendment.

5. Counterparts. This Amendment may be executed in counterparts and if so executed will be enforceable and effective upon the exchange of executed counterparts, including by facsimile or electronic transmissions of executed counterparts.

[Signature page follows]

Duly authorized representatives of the Parties have executed this Amendment.

COSTCO WHOLESALE CORPORATION CITIBANK, N.A.

By:	/s/ Nak-He Evans	By:	/s/ Matthew Brem
Name:	Nak-He Evans	Name:	Matthew Brem
Title:	AVP, Credit Cards	Title:	VP, Citibank NA